EXHIBIT 99.1

Adept Technology Reports Third Quarter Fiscal Year 2012 Results

PLEASANTON, Calif., May 2, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2012 third quarter ended March 31, 2012.

Third quarter Fiscal 2012 Results

Revenues for the third quarter of fiscal 2012 grew 37% to $17.5 million, compared to $12.8 million for the third quarter of fiscal 2011 and up 15% from $15.2 million for the previous quarter of fiscal 2012. The solid revenue growth was driven primarily by strength in our core markets including a return to growth in Europe and a normal cyclical uptick in disk drive sales, as well as strength in our Mobile and Packaging Solutions initiatives over the same period last year. Adept reported a GAAP net loss of $1.5 million, or $0.16 per share in the third quarter of fiscal 2012, which compares to a net loss of $3.3 million, or $0.37 per share in the third quarter of fiscal 2011, and a net loss of $1.2 million, or $0.13 per share in the previous quarter.

Gross margin was 41.1% of revenue in the third quarter of fiscal 2012, compared to 44.8% of revenue in the third quarter of fiscal 2011 and 43.0% in the previous quarter. The decline in gross margin for the third quarter was driven almost entirely by a large order from Europe for a lower margin traditional product. The Company expects gross margins to return to normalized levels in the fourth fiscal quarter.Operating expenses in the third quarter of fiscal 2012, which included $791,000 of restructuring expenses related to the consolidation of the Denmark facility into the Company's headquarters in California, were $8.3 million, compared to $8.6 million for the same period last year and $7.5 million in the previous quarter. The Company's operating loss for the third quarter of fiscal 2012 was $1.2 million, which compares to an operating loss of $2.9 million for the third quarter of fiscal 2011 and an operating loss of $1.0 million in the previous quarter.

Adept's adjusted EBITDA loss was $51,000 in the third quarter of fiscal 2012, compared with an adjusted EBITDA loss of $870,000 in the third quarter of fiscal 2011 and adjusted EBITDA loss of $79,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the quarter with cash and cash equivalents of $6.0 million at March 31, 2012, compared to $6.5 million at December 31, 2011.

"The third quarter was a very strong quarter for Adept as we experienced solid growth in both revenues and orders led by a return to strength in Europe as well as improved results from Asia," said John Dulchinos, president and chief executive officer of Adept. "We also continued to make excellent progress in our new initiatives of packaging solutions and mobile robots which made up over 17% of the quarter's revenues. In natural products packaging, we delivered and commissioned our first cells to Earthbound Farms, a leader in the FreshCut produce industry, to automate their prewashed leafy greens packaging process. In our mobile robots business we received 45% of our revenue from commercial logistics solutions in the healthcare, cleanroom and warehousing industries as we continued to seed the market with our innovative natural feature navigation technology. Both businesses continue to track to our plan and we expect to see profit margins increase as these new products become an increasingly larger portion of our product mix."

Recent Highlights

  Delivered packaging solution to Earthbound Farms, one of the leading FreshCut organic food companies in America
  Received multiple large orders for traditional robotics including a $1.4 million order from an international OEM; a $1 million order from major German Auto Supplier; and an $820,000 order from a consumer electronics supplier in southeast Asia
  Appointed Robert Malley as Vice President of Global Operations

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, senior vice president and chief financial officer, will host an investor conference call today, May 2, 2012 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2012 third quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2012. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-6009. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call. Replay listeners should call 1-800-406-7325 and entering the pass code 4532388#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings before interest income, income taxes, depreciation and amortization, goodwill impairment, stock compensation expense, restructuring charges, and merger and acquisition-related expenses, as a relevant measure of core operational performance. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team in fiscal 2011 and 2012 and in the Company's covenants for its line of credit.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued and restructuring charges could occur in the event of future corporate reconfiguration. The Company's historical restructuring activity has largely consisted of stock compensation expense and, to a lesser extent, severance, by contrast to the third quarter restructuring. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow, opportunities in our core markets and potential new markets, and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx to establish our Mobile and Packaging Solutions business. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in M&A activities and other expense-related matters, such as impact of our restructuring actions; the impact of integrating our acquired businesses and growth plans on our limited cash resources and requirements of our credit facility; the impact of the acquired companies on the Company's operations; the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 5,991	$ 8,627
Accounts receivable, less allowance for doubtful accounts of $561 at March 31, 2012 and $698 at June 30, 2011	13,627	10,883
Inventories	8,710	9,547
Other current assets	568	416
Total current assets	28,896	29,473

Property and equipment, net	2,206	1,769
Goodwill	2,967	2,967
Intangible assets	1,802	2,152
Other assets	776	774
Total assets	$ 36,647	$ 37,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,296	$ 8,165
Accrued payroll and related expenses	1,873	2,214
Accrued warranty	1,200	1,116
Line of credit	5,800	3,900
Other accrued liabilities	2,141	1,157
Total current liabilities	18,310	16,552

Long-term liabilities:
Deferred income tax, long-term	1,688	1,364
Other long-term liabilities	485	397
Total liabilities	20,483	18,313

Total stockholders' equity	16,164	18,822
	$ 36,647	$ 37,135
Total liabilities and stockholders' equity

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,	March 26,	March 31,	March 26,
	2012	2011	2012	2011

Revenues	$ 17,476	$ 12,760	$ 49,247	$ 40,703
Cost of revenues	10,301	7,042	28,290	23,411
Gross margin	7,175	5,718	20,957	17,292
Operating expenses:
Research, development and engineering	2,293	2,119	6,699	5,536
Selling, general and administrative	5,128	5,780	15,300	16,268
Restructuring charges	791	595	1,214	595
Amortization of intangibles	117	97	350	213
Total operating expenses	8,329	8,591	23,563	22,612

Operating loss	(1,154)	(2,873)	(2,606)	(5,320)

Interest expense, net	(59)	(39)	(172)	(64)
Foreign currency exchange loss	(168)	(343)	(389)	(643)

Loss before income taxes	(1,381)	(3,255)	(3,167)	(6,027)
Provision for income taxes	157	14	198	51
Net loss	$ (1,538)	$ (3,269)	$ (3,365)	$ (6,078)

Basic and diluted net loss per share	$ (0.16)	$ (0.37)	$ (0.36)	$ (0.70)

Shares used in computing basic and diluted net loss per share amounts	9,398	8,892	9,352	8,736

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended March 31, 2012	Three Months ended December 31, 2011	Three Months ended March 26, 2011

Net loss	$ (1,538)	$ (1,208)	$ (3,269)
Interest expense, net	59	58	39
Income taxes	157	12	14
Depreciation	212	218	265
Amortization of intangibles	117	116	97
Stock compensation expense	151	302	891
Restructuring charges	791	423	595
Merger and acquisition expenses	—	—	498
Adjusted EBITDA (loss)	$ (51)	$ (79)	$ (870)
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com